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Exhibit 99.1
FOR IMMEDIATE RELEASE

Yahoo! Completes eGroups Acquisition
Acquisition Enhances Powerful Communication Tools for Consumers

    SANTA CLARA, Calif.—Aug. 31, 2000—Yahoo! Inc. (Nasdaq: YHOO), a global Internet communications, commerce and media company, today announced it has completed its acquisition of eGroups, Inc., the leading provider of email group communications. This acquisition supports Yahoo!'s goal to be the only place anyone has to go to find and get connected to anything or anyone by giving Yahoo!'s large community of consumers powerful new ways to communicate one-to-one, one-to-many, and many-to-many. As a key element of Yahoo!'s overall business strategy to expand essential and innovative communication tools to consumers worldwide, the integration of the eGroups service will enable Yahoo! to offer group email capabilities throughout the Yahoo!® network of properties.

    "We have successfully completed the acquisition of eGroups and are moving quickly to merge the company's popular email group communications service into Yahoo!'s existing global communications platform," said Jeff Mallett, president and chief operating officer of Yahoo!. "The eGroups service makes sharing interests, collaborating, and exchanging ideas among many people via email easy and efficient, and the acquisition is a natural fit for Yahoo! and our 156 million consumers."

    The addition of eGroups to Yahoo!'s comprehensive suite of communications services, including Yahoo! Clubs, Yahoo! Mail, and Yahoo! Messenger, furthers Yahoo!'s goal to give users everything they need to communicate and organize their lives in one centralized online location. Yahoo!'s integrated communications services currently offer individuals a wide range of options, including the ability to send messages and alerts to and from wireless devices such as cell phones, pagers and personal digital assistants. Yahoo! also plans to integrate this service into its recently announced Corporate Yahoo!, a customized enterprise information portal based on the widely used My Yahoo! interface.

    Approximately 65 employees of eGroups will join Yahoo! and be integrated into the combined entity to enhance and extend Yahoo!'s existing communication services to consumers. eGroups' employees will be relocated to Yahoo!'s headquarters in Santa Clara, Calif. and throughout its regional offices in the United States, Europe and Japan.

    The acquisition is being accounted for as a pooling of interests. Yahoo! will exchange approximately 3,425,000 shares of Yahoo! common stock for all outstanding eGroups shares and options. Yahoo! expects to record a one-time charge of approximately $25 million in the third fiscal quarter of 2000, relating to expenses incurred in connection with the transaction.

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Yahoo! Completes Acquisition of eGroups/Page 2

About Yahoo!

    Yahoo! Inc. is a global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 156 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach, and is one of the most recognized brands associated with the Internet. The company also provides online business services designed to enhance the Web presence of Yahoo!'s clients, including audio and video streaming, store hosting and management, and Web site tools and services. The company's global Web network includes 23 local World properties outside the United States. Yahoo! has offices in Europe, the Asia Pacific, Latin America, Canada and the United States, and is headquartered in Santa Clara, Calif.

    This announcement contains forward-looking statements that involve risks and uncertainties including the ability to successfully integrate the two companies, and to realize the synergies and other perceived advantages resulting from this acquisition, including Yahoo!'s ability to grow its user and advertiser bases and to achieve expectations for anticipated financial results based on the combined entity. More information about potential factors that could affect Yahoo!'s ability to make this acquisition successful and continue to grow the business are included in Yahoo!'s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 1999 and Yahoo!'s quarterly report on Form 10-Q for the three-month period ended June 30, 2000 including, without limitation, under the captions, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors," "Competition," and "Proprietary Rights," which are on file with the Securities and Exchange Commission (http://www.sec.gov).

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Yahoo! and the Yahoo! logo are registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Press Contacts:
Shannon Stubo, Yahoo! Inc., (408) 530-5144, sstubo@yahoo-inc.com

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